Exhibit 5.1

São José dos Campos, February 05, 2025

Ladies and Gentlemen:

I have acted as Brazilian counsel for Embraer S.A., a corporation organized and existing under the laws of Brazil (“Embraer” or “Guarantor”), in connection with the preparation of the Registration Statement on Form F-3 (the “Registration Statement”) to be filed on the date hereof by Embraer Netherlands Finance B.V. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act. The Registration Statement relates to the issuance and sale from time to time, in one or more series, of debt securities of the Company (the “Notes”), guaranteed by Embraer (the “Guarantee” and, together with the Notes, the “Securities”), in amounts, at prices and on terms to be determined at or prior to the time of the issuance and sale. Unless otherwise provided in any prospectus supplement to the prospectus forming a part of the Registration Statement relating to a particular series of Securities, the Securities are to be issued under an indenture to be entered into between the Company, as issuer, Embraer, as guarantor, and The Bank of New York Mellon (the “Trustee”), as trustee, registrar, paying agent and transfer agent (the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

1. In rendering the opinions set forth below, I have examined copies of the documents listed below:

(i)	the Registration Statement, including the form of Indenture filed as exhibit thereto and the Guarantee included therein;

(ii)	the bylaws of Embraer as approved by the Special Shareholders’ Meeting held on May 17, 2024;

(iii)

the minutes of the Annual Shareholders’ Meeting of Embraer dated April 28, 2023 which, among other matters, recorded the shareholders’ approval of the election of the current members of Embraer’s Board of Directors;

(iv)	the minutes of the meeting of Embraer’s Board of Directors held on May 5, 2023, which its current officers were appointed; and

(v)	the minutes of the meeting of Embraer’s Board of Directors held on January 31, 2025 at which the issuance of Securities was approved.

2. I have also examined the records, agreements, instruments and documents and made such investigations of law as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. I have also assumed that: (i) no provision of the Indenture and of the Securities conflicts with the laws of any jurisdiction (other than Brazil); and (ii) at the time of the execution and delivery of the Indenture and of the Securities they will have been duly authorized pursuant to applicable law (other than Brazilian law).

3. I have also assumed without any independent investigation or verification of any kind the validity, legality, binding effect and enforceability of the Indenture and the Securities under the laws of the State of New York.

4. I have further assumed that: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the SEC describing the Securities offered thereby; (iii) a supplemental indenture will have been prepared and filed with the SEC specifying the details of the offering and the Securities offered thereby; (iv) all Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement and supplemental indenture; and (v) a definitive underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Embraer, the Company and the other parties thereto. Furthermore, I have assumed (a) the due organization and valid existence of all parties (other than Embraer) to the Indenture under the laws of the countries of their respective incorporation; (b) the Indenture and the Securities will have been duly authorized and validly executed and delivered by the parties thereto (other than Embraer); and (c) that the performance thereof is within the capacity and powers of the parties thereto (other than Embraer).

5. Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

(i)	Embraer is a corporation duly organized and validly existing under the laws of Brazil; and

(ii)

the Indenture and the Securities, when authorized by the Board of Directors of Embraer and when executed by a duly authorized representative of Embraer, and, in the case of the Securities, when issued, delivered and authenticated, as applicable, in accordance with their respective provisions and the provisions of the Indenture and in accordance with the applicable definitive underwriting agreement upon payment of the consideration therefor provided for therein, will be duly authorized and validly issued, and will be valid and binding obligations of Embraer.

6. The foregoing opinions are subject to the following qualifications:

(i)

to ensure the enforceability or the admissibility in evidence of the Indenture together with the respective supplemental indenture and any other document required by any Brazilian court to be furnished: (a) the signatures of the parties thereto and to any other document that may be deemed to be or become a part of such agreement, if executed outside Brazil, shall have been notarized by a local public notary and certified in the form established in the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents of 5 October 1961; and (b) the document shall have been translated into Portuguese by a sworn translator, which signature must be notarized, and (c) the document jointly with the respective sworn translation shall have been registered with the appropriate registry of deeds and documents upon its due execution and delivery in accordance with the procedures above. Such translation and registration may be effected immediately prior to any such enforcement or presentation;

(ii)

any judgment against Embraer in any of the non-Brazilian courts mentioned in the Indenture and the Securities arising out of or in relation to the obligations of Embraer under the Indenture and the Securities may be enforced in the courts of Brazil, without reconsideration of the merits, if previously confirmed by the Superior Court of Justice (Superior Tribunal de Justiça) of Brazil; and confirmation would be given if such judgment (a) is for a payment of a sum certain, (b) fulfills all formalities required for its enforceability under the laws of the country where it was issued, (c) was issued by a competent court after proper service of process on Embraer or after sufficient evidence of Embraer´s absence has been given, as required under applicable law, (d) is not subject to appeal, (e) was authenticated whether by the Brazilian Consulate or submitted to apostille (in accordance with Hague Convention) in the country in which it was issued and is accompanied by a translation into Portuguese by a certified sworn translator, which signature must be notarized by a notary public and (f) is not contrary to Brazilian national sovereignty, public policy or good morals. Notwithstanding, a preliminary order based on urgency may be enforced in the courts of Brazil, in accordance with the Article 962 of the Brazilian Civil Procedure Code;

(iii)

in case of court proceedings filed against Embraer in Brazil, certain court costs and deposits to guarantee judgment might become due and any Brazilian or foreign plaintiff not resident in Brazil or who is abroad during the course of a legal proceeding will be required to make cash deposits as security for process costs and for third party attorney’s fees, should such plaintiff not have any real property in Brazil to assure payment thereof, in accordance with Article 83 of the Brazilian Civil Procedure Code, except in case of enforcement proceedings based on certain non-disputable documents as determined by the court, counterclaims and when it is expressly dismissed by an international agreement signed by Brazil, as established under Article 83, §1º, II and III of the Brazilian Civil Procedure Code;

(iv)

in the event that any suit is brought against Embraer, service of process upon it, if made in Brazil (including, but not limited to, by means of registered or certified mail, postage prepaid), must be effected in accordance with Brazilian law;

(v)

any remittance of foreign currency by Embraer in order to fulfill any payment obligations under the Indenture and the Securities shall comply with Brazilian Central Bank regulations then in effect, provided, however, that the Brazilian Central Bank, under its authority to monitor the Brazilian foreign exchange market and the transactions carried out thereunder, determined that Brazilian banks shall take any and all acts deemed necessary for the analysis of the legality and legitimacy of such intended foreign exchange transactions and, therefore, the remittance of funds under the Indenture and the Securities shall be subject to the analysis and acceptance to be given by the Brazilian bank that would execute the relevant foreign exchange transaction;

(vii)

certain payments in U.S. dollars by Embraer in connection with the Indenture or the Securities may be subject to Embraer obtaining the applicable authorization of the Central Bank of Brazil for remittance thereof;

(vi)

any provisions of the Indenture and of the Securities providing that any specification or determination will be conclusive and binding will not be conclusive and binding if such calculation or determination is fraudulent and will not necessarily prevent judicial inquiry into the merits of any claim by an aggrieved party;

(vii)

my opinion as regards the binding effect and enforceability of the obligations of Embraer under the Indenture and the Securities is subject to all limitations arising from (a) bankruptcy, court-supervised corporate reorganization, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other similar laws affecting the creditors’ rights generally; (b) possible unavailability of specific performance, summary judgment or injunctive relief (pursuant to the Law No. 13,105, dated March 16, 2015, as amended (“Brazilian Civil Procedure Code”)), and (c) concepts of materiality, reasonableness, good faith and fair dealing, such as contractual conditions, providing that a certain act or fact shall be determined solely by one party (condição potestativa). Certain claims, such as claims for salaries, wages, social security, taxes, and other statutorily preferred claims, will have preference over any other claims;

(viii)

the principles of Brazilian law that govern the nullity of the acts and obligations are considered principles of public policy and cannot be altered or waived by the parties thereto. Under Brazilian law, a guarantee is considered an accessory obligation to the underlying or principal obligation and Brazilian law establishes that the nullity of the principal obligation causes the nullity of the accessory obligation. Therefore, a judgment obtained in a court outside Brazil against a guarantor for enforcement of a guarantee in respect of obligations that have been considered null, may not be confirmed by the Superior Court of Justice of Brazil;

(ix)

under Brazilian law, a person may not waive or relinquish its right to submit a claim to the courts or be deprived of its property without due process; therefore, any waivers by Embraer with respect to its respective rights and any waivers to assert a claim may not be enforced by a Brazilian court of law;

(x)

in accordance with Sections 832, 833 and 834 of the Brazilian Civil Procedure Code, certain properties, assets and revenues of Brazilian individuals are subject to immunity from, or restrictions to, suit, execution and attachment. Such properties, assets and revenues include, inter alia, assets that have restraints on their alienation, life insurance policies, the dwelling of the individual, certain personal property, small rural properties (provided that such property is the only one owned by the individual), salaries of civil servants and pension payments; and

(xi)

any judgment obtained or enforced against Embraer in a Brazilian court of law by a non-Brazilian resident in respect of any sum payable by Embraer under the Indenture and the Securities will be expressed in Brazilian currency, equivalent to the applicable amount of United States dollars converted at the commercial exchange rate of the date on which such judgment is obtained or on the date of the lawsuit filing and updated according to the index indicated by the court until the effective payment date.

7. I express no opinion as to any agreement, instrument or other document other than as specified in this letter.

8. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the prospectus constituting part of the Registration Statement under the captions “Enforcement of Civil Liabilities” and “Legal Matters” and in any prospectus supplements related thereto under the caption “Legal Matters” as associate general counsel for Embraer.

9. I am qualified to practice law in Brazil only, and I do not express any opinion in respect of any laws of any other jurisdiction. This opinion is based upon and limited in all respects to the law applicable in Brazil as presently published, existing and in force.

10. I expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time. This opinion may be relied upon, as of the date rendered, only by you and no other person may rely upon this opinion without my prior written consent.

Very truly yours,

/s/ Thalita Alfano Sulas Grandis

Thalita Alfano Sulas Grandis

General Counsel